EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-86155, 333-86159, 333-45288, 333-63036, 333-91996, 333-106698, and 333-117133; and Form S-4 No. 333-114934 and any pre- and post-effective amendments thereto) of Molecular Devices Corporation of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Molecular Devices Corporation, Molecular Devices Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Molecular Devices Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP

Palo Alto, California
March 10, 2006